Exhibit 21.1

PTC Inc.
Subsidiaries
Jurisdiction	Name
Delaware	Incquery.io, Inc.
Delaware	Parametric Technology International, Inc.
Massachusetts	PTC Foundation Inc.
Massachusetts	PTC International, Inc.
Massachusetts	PTC Seaport Holdings Inc.
Australia	Parametric Technology Australia Pty. Limited
Austria	IncQuery Group GmbH
Austria	Parametric Technology Gesellschaft, m.b.H.
Belgium	Parametric Technology (Belgium) B.V.
Brazil	Parametric Technology Brasil Ltda.
Canada	PTC (Canada) Inc.
Cayman Islands	PTC Seaport (Cayman) Ltd.
China	Parametric Technology (Shanghai) Software Co. Ltd.
Denmark	Parametric Technology (Denmark) A/S
France	Parametric Technology S.A.
Germany	Eger Invest GmbH
Germany	Parametric Technology GmbH
Germany	Parametric Technology Holding Germany GmbH
Germany	ServiceMax Germany GmbH
Hong Kong	Parametric Technology (Hong Kong) Ltd.
Hungary	IncQuery Labs Zártkörűen Működő Részvénytársaság
Hungary	PTC Hungary KFT
India	Onshape India Private Limited
India	Parametric Technology (India) Private Ltd.
India	PTC Software (India) Private Limited
Ireland	PTC (IFSC) Limited
Ireland	PTC (SSI) Unlimited Company
Israel	Parametric Technology Israel Ltd.
Italy	Parametric Technology Italia S.r.l.
Japan	PTC Japan KK
Korea	PTC Korea Co., Ltd.
Malta	PTC (Malta) Ltd.
Malta	PTC (Malta) Financial Holding Limited
Mauritius	CV Holding (Mauritius) Ltd.
Mexico	Parametric Technology Mexico, S.A. de C.V.
Netherlands	Parametric Technology Europe B.V.
Netherlands	Parametric Technology Nederland B.V.
Romania	PTC Eastern Europe S.R.L.

Serbia	Plugin76 d.o.o. R&D za razvoj softvera Subotica
Singapore	Parametric Technology Singapore Pte. Ltd.
Spain	Parametric Technology España, S.A.
Sweden	PTC Sweden AB
Switzerland	Parametric Technology (Schweiz) AG
Taiwan	Parametric Technology Taiwan Ltd.
United Kingdom	CloudMilling Limited
United Kingdom	Parametric Holdings (UK) Limited
United Kingdom	Parametric Technology (UK) Limited